                                                                     Exhibit 2.2

                                AMENDMENT NO. 1

         This AMENDMENT NO. 1, dated as of May 12, 2000 (this "Amendment"), to the First Amended and Restated Agreement and Plan of Merger, dated as of March 10, 2000 (the "Merger Agreement"; capitalized terms used but not defined herein have the meanings given to them in the Merger Agreement), is entered into among Envision Development Corporation, a Florida corporation ("Holdings"), perfumania.com, inc., a Florida corporation ("Perfumania.com"), Envision Acquisition Corporation, a Massachusetts corporation ("EAC"), Envision Development Corporation, a Massachusetts corporation ("Envision"), and the stockholders of Envision listed on Schedule 1 to the Merger Agreement (the "Stockholders").

         WHEREAS, the parties hereto desire to amend the Merger Agreement on the terms provided herein;

         WHEREAS, Section 10.4 of the Merger Agreement provides in relevant part that the Merger Agreement may be amended by a written instrument signed by Holdings, Envision and the holders of 66-2/3% of the outstanding shares of capital stock of Envision;

         WHEREAS, Richard Simon owned as of the date of the Merger Agreement and owns as of the date hereof approximately 69.69% of the outstanding shares of capital stock of Envision.

         WHEREAS, the respective Boards of Directors of Holdings and Envision have approved this Amendment;

         NOW, THEREFORE, the parties agree as follows:

         1. Amendment to Section 1.6.2(a). Section 1.6.2(a) of the Merger Agreement is amended by deleting it in its entirety and inserting in lieu thereof the following:

                  "         (a) Subject to the provisions of this Article 1,
each share of Common Stock, without par value, of Envision ("Envision Stock") issued and outstanding immediately prior to the Effective Time (except for Envision Stock canceled pursuant to Section 1.6.2(b)) shall be converted into and become the right to receive 1.97711 (the "Exchange Ratio") shares of Holdings Common Stock for an aggregate of 1,513,072 shares in accordance with Exhibit A hereto; provided that if the Closing Price is less than $12.00, then the Exchange Ratio shall be adjusted to equal the quotient obtained by dividing
(i) $24,000,000 divided by the Closing Price by (ii) 765,298. The Exchange Ratio shall be further adjusted to reflect the effect of any stock split, reverse split, stock dividend, reorganization, recapitalization or similar transactions (collectively, "Stock Splits").

         2.  Amendment to Section 5.13 and Section 7.8. Section 5.13 and Section
7.8 of the Merger Agreement regarding the election of Richard Simon as a director of Holdings are each amended by deleting them in their entirety.

         3.  Amendments to Section 6.4 and Section 7.7. Section 6.4 and Section
7.7 of the Merger Agreement are each amended by deleting them in their entirety and inserting in lieu thereof the following:

         "Richard Simon and Holdings shall have entered into a mutually agreed upon Employment Agreement for a term of one year commencing on the Closing, pursuant to which Richard Simon shall be employed as 'Consultant' by Holdings, and Richard Simon shall have resigned in all capacities at Envision as an officer or employee or both as of the date hereof."

         4. Effective Date: No Other Amendments. Each of the parties hereto agrees that the amendments to the Merger Agreement contained in this Amendment shall be effective upon execution of this Amendment by each party hereto. Except as expressly amended by this Amendment, the provisions of the Merger Agreement are ratified and confirmed by the parties and shall remain in full force and effect. All references in the Merger Agreement to "this Agreement" shall be read as references to the Merger Agreement, as amended by this Amendment.

         5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts exclusive of its choice of law rules.

         6. Counterparts. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

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
         IN WITNESS WHEREOF, the undersigned have each caused this Amendment No. 1 to be executed as of the date first written above.


                                 ENVISION DEVELOPMENT CORPORATION

                                 By:
                                    -----------------------------
                                    Name: William J. Patch
                                    Title: President and Chief Executive Officer


                                 PERFUMANIA.COM, INC.

                                 By:
                                    -----------------------------
                                    Name: William J. Patch
                                    Title: President and Chief Operating Officer


                                 ENVISION ACQUISITION CORPORATION

                                 By:
                                    ------------------------------
                                    Name: William J. Patch
                                    Title: President

                                 By:
                                    ------------------------------
                                    Name: William J. Patch
                                    Title: Treasurer

ENVISION DEVELOPMENT CORPORATION

By:
   ----------------------------------------------
   Name:  Richard L. Simon
   Title: President and Chief Executive Officer

By:
   ----------------------------------------------
   Name:   Richard L. Simon
   Title:  Treasurer


------------------------------------------------
Richard L. Simon

                                                                       EXHIBIT A



Stockholder                                     EDV Stock
-----------                                     ---------
Richard Simon                                   1,054,440
Gary Wilcar                                       266,591
Leonard J. Umina                                  119,294
John Hathaway                                      19,508
LMMK Trust                                          6,649
Christopher W. Walsh                               13,313
John Donovan Sr.                                    3,327
Donald Wunschel                                     3,327
George Hathaway                                    13,313
Rita Hathaway                                       3,327
John Connors                                        6,656
Frederick Achille                                   3,327
                                                ---------
     Totals:                                    1,513,072

                                      -5-